Exhibit 4.13
SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE made as of the 16th day of August, 2006.
AMONG:
KIMCO NORTH TRUST III, a trust formed under the laws of the State of New York, having its principal place of business located at 3333 New Hyde Park, New Hyde Park, New York 11042;
(hereinafter called the “Issuer”)
AND
KIMCO REALTY CORPORATION, having its principal office located at 3333 New Hyde Park, New Hyde Park, New York 11042,
(hereinafter called the “Guarantor”)
AND
BNY TRUST COMPANY OF CANADA, a trust company existing and licensed under the federal laws of Canada, acting through its Corporate Trust Offices.
(hereinafter called the “Trustee”)
WITNESSETH THAT:
     WHEREAS in and by an Indenture dated as of April 21, 2005 by and among the Issuer, the Guarantor and the Trustee (hereinafter called the “Initial Indenture” and, as amended and supplemented pursuant to the First Supplemental Indenture made as of June 2, 2006, hereinafter called the “Original Indenture”), provision was made for the issue by the Issuer of Notes;
     AND WHEREAS the Issuer issued, pursuant to the Initial Indenture, “Series 1 4.45% Notes Maturing 2010”, dated as of April 21, 2005, in the aggregate principal amount of $150,000,000;
     AND WHEREAS the Issuer is desirous of issuing a further series of notes in the aggregate principal amount of $200,000,000, to be designated as “Series 2 5.18% Notes Maturing 2013” (the “Second Series Notes”);

     AND WHEREAS the Issuer has the necessary power, capacity and authority to create and issue the Second Series Notes to be issued as herein provided;
     AND WHEREAS the Original Indenture, as amended and supplemented by this supplemental indenture, is hereinafter referred to as the “Indenture”;
     AND WHEREAS all things necessary have been done and performed to make the Second Series Notes, when certified by the Trustee and issued as provided in the Original Indenture, legal, valid and binding obligations of the Issuer with the benefits and subject to the terms of the Indenture;
     AND WHEREAS the foregoing recitals are made as representations and statements of fact, as applicable, by the Issuer and not by the Trustee.
     NOW THEREFORE it is hereby covenanted, agreed and declared as follows:
ARTICLE 1
INTERPRETATION AND RELATED MATTERS
1.1 Interpretation of Supplemental Indenture
In this supplemental indenture:
(a)	“this supplemental indenture”, “this supplemental deed”, “hereof”, “herein”, “hereby”, “hereunder”, and similar expressions refer to this supplemental indenture and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof; and

(b)	all references to Articles, Sections and Exhibits refer, unless otherwise specified, to articles, sections and exhibits of this supplemental indenture.
1.2 Defined Terms
     Unless otherwise defined herein or unless the context otherwise specifies or requires, all capitalized terms contained in this supplemental indenture which are defined in the Original Indenture shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture. For the purpose of this supplemental indenture, the following terms have the following meanings:
     “Canada Yield Price” in relation to any Second Series Notes being redeemed, means the price, on any date (which in the case of any calculation of the Make-Whole Amount hereunder shall be the date the redemption notice is given), in respect of any principal amount of such Second Series Notes, or of the portion of such Second Series Notes being redeemed, outstanding on such date, necessary to provide a yield on such principal amount from the applicable redemption date to the day of maturity of the Second Series Notes equal to the Government of Canada Yield plus 22 basis points; provided that, where the Issuer exercises its Redemption Right in circumstances where:
(a)	it has sought and obtained a waiver or consent (as the case may be) from the requisite majority of holders of each series of securities issued under the Guarantor Indenture in respect of a default thereunder or an amendment to the terms or conditions thereof (as the case may be); and

(b)	the requisite majority of holders of the Second Series Notes have refused to grant such a waiver or consent in circumstances where they have been offered the equivalent cash or non-cash consideration or any other accommodation (if any) to the extent applicable as that offered the holders referred to in (a) above;
     then, notwithstanding the foregoing for purposes of calculating the Redemption Price, the “Canada Yield Price” shall be, in relation to any Second Series Notes being redeemed, the price, on any date (which in the case of any calculation of the Make-Whole Amount hereunder shall be the date the redemption notice is given), in respect of any principal amount of such Second Series Notes, or of the portion of such Second Series Notes being redeemed, outstanding on such date, necessary to provide a yield on such principal amount from the applicable Redemption Date to the day of maturity of the Second Series Notes equal to the Government of Canada Yield plus 75 basis points.
     “Government of Canada Yield” on any date means, in the case of any Second Series Notes, the arithmetical average of the mid-market yield to maturity on such date, assuming semi-annual compounding, expressed as a rate per annum, which the applicable Government of Canada Bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity equal to the remaining term of such Second Series Notes quoted by two major Canadian investment dealers selected by the Issuer from amongst Scotia Capital Inc., RBC Dominion Securities Inc., CIBC World Markets Inc. or any of their successors and any other investment dealer which is a member of the Investment Dealers Association of Canada selected by the Issuer and approved by the Trustee, acting reasonably.
     “Make-Whole Amount” in respect of any given principal amount of Second Series Notes means, at any given time, the amount, if any, by which (i) the Canada Yield Price in respect of such principal amount exceeds (ii) such principal amount.
     “Redemption Right” has the meaning ascribed thereto in Section 3.1(d) hereof; and
     “Second Series Notes” has the meaning ascribed thereto in the recitals hereto.

1.3 Headings, etc.
     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
1.4 Recitals and Exhibits
     The recitals of this supplemental indenture and the exhibits attached hereto form an integral part of this supplemental indenture.
1.5 Monetary References
     Whenever any amounts of money are referred to herein, such amounts shall be deemed to be lawful money of Canada unless otherwise expressed.
1.6 Language
     The parties to this supplemental indenture hereby require that this supplemental indenture and all related documents be prepared in the English language. Les parties à cet acte de fiducie supplémentaire demandent par les présentes que l’acte de fiducie supplémentaire et tous les documents connexes soient rédigés en anglais.
1.7 Conflict with Indenture Legislation.
     If and to the extent that any provision of this supplemental indenture limits, qualifies or conflicts with a mandatory requirement of Indenture Legislation, such mandatory requirement shall prevail.
1.8 Successors and Assigns.
     All covenants and agreements of the Issuer and the Guarantor in this supplemental indenture shall bind their respective successors and assigns, whether so expressed or not. All covenants and agreements of the Trustee in this supplemental indenture shall bind its successors.
1.9 Severability Clause.
     In case any provision in this supplemental indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE 2
INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE
2.1 Incorporation with Original Indenture
     This supplemental indenture is a supplemental indenture within the meaning of the Original Indenture and the Original Indenture and the Second Series Notes issued thereunder shall henceforth be read in conjunction with this supplemental indenture, and have effect so far as practicable as if all the provisions of the Original Indenture and this supplemental indenture were contained in one instrument.
ARTICLE 3
ISSUANCE OF SECOND SERIES NOTES
3.1 Second Series Notes
     (a) General
          The second series of notes to be issued under the Indenture shall be the Second Series Notes and shall be designated as “Series 2 5.18% Notes Maturing 2013”. Each Second Series Note may be issued by the Issuer in Dollars and, subject to the Issuer’s right to reopen the series for issuance of additional securities of such series, shall be limited to $200,000,000 aggregate principal amount. Each Second Series Note shall bear its Original Issue Date and shall mature on the date specified therein. Payment of the Maturity Consideration for the Second Series Note and Interest thereon will be made in lawful money of Canada in accordance with Section 3.7 of the Indenture. The Second Series Notes shall be issued as Book-Entry Securities in denominations of $1,000 and integral multiples thereof. The global forms of the Second Series Notes, the certificate of the Trustee to be executed on the global form of the Second Series Note and the registration panel thereon shall be in the form set forth in Exhibit A hereto. In addition to the English text thereof, the Second Series Note may include a corresponding French text.
          In the event of any contradiction, discrepancy or difference between the English language portion of the text and the French language portion of the text of the form of Security, the certificate of the Trustee or the registration panel, the English language portion of the text shall govern, except where and only to the extent that applicable law otherwise requires.
     (b) Execution and Delivery of Second Series Notes
          At any time and from time to time after the execution of this supplemental indenture and after delivery by the Issuer to the Trustee of the Resolution and the Officer’s Certificate referred to in Sections 3.1 and 3.3 of the Indenture, the Issuer may execute and deliver to the Trustee for certification Second Series Notes, and the Trustee shall thereupon certify and deliver said Second Series Notes as directed by an Issuer Order.

     (c) Terms of Second Series Notes
          The terms and conditions of the Second Series Notes shall be as set out in Exhibit A hereto. The Issuer Order referred to in paragraph (b) above shall, subject to the requirements of Article 2 and Article 3 of the Indenture and the provisions of this supplemental indenture, set forth with respect to each issue of Second Series Notes to be delivered by the Trustee, the terms of such Second Series Notes.
     (d) Redemption
          The Issuer shall have the right (the “Redemption Right”), at its option and in accordance with Article 11 of the Indenture, to redeem at any time and from time to time prior to the Maturity, upon not more than 60 days’ nor less than 30 days’ prior notice, the whole or any part of such Second Series Notes then outstanding, on a pro rata basis, at the Redemption Price. The Redemption Price in respect of such Second Series Notes shall be calculated as the principal amount outstanding on the Second Series Notes to be redeemed plus the Make-Whole Amount, if any, on such amount, together, in each case, with all interest accrued and remaining unpaid to and including the Redemption Date.
          The Second Series Notes may also be redeemed in accordance with Section 11.3 of the Indenture.
     (e) Purchase by the Issuer
          The Issuer may (subject to Article 11 of the Indenture) at any time purchase all or any of the Second Series Notes in the market (which shall include a purchase from or through an investment dealer or a firm holding membership on a recognized stock exchange) or by invitation for tenders or by private contract at such price or prices as may be determined by the Board.
          If, upon an invitation for tenders, more Second Series Notes than the Issuer is prepared to accept are tendered at the same lowest price that the Issuer is prepared to accept, the Second Series Notes to be purchased by the Issuer shall be selected by the Trustee pro rata, by lot, or in such other manner as the Trustee may consider equitable, from the Second Series Notes tendered by each Holder who tendered at such lowest price. For this purpose, the Trustee may make, and from time to time amend, regulations with respect to the manner in which Second Series Notes may be so selected and regulations so made shall be valid and binding upon all Holders notwithstanding the fact that, as a result thereof, one or more of such Second Series Notes may become subject to purchase in part only. The Holder of any Second Series Notes of which a part only is purchased, upon surrender of such Second Series Notes for payment, shall be entitled to receive, without expense to such Holder, one or more new Second Series Notes for the unpurchased part so surrendered and the Trustee shall certify and deliver such new Second Series Notes upon receipt of the Second Series Notes so surrendered.

     (f) Delivery for Cancellation
          At the option of the Issuer, all Second Series Notes purchased under this supplemental indenture may be delivered to the Trustee and may be cancelled by it and upon such occurrence no Second Series Notes shall be issued in substitution therefor.
     (g) U.S. Withholding
          The Holder and, as a condition precedent to any transfer or exchange of the Second Series Notes, the transferee shall execute and file such forms or other documents as may be required to secure any reduction of or exemption from U.S. withholding tax, including the furnishing by the transferee of Internal Revenue Service Form W-8BEN to the Trustee and the Issuer.
3.2 Interest Provisions.
          Each Second Series Notes shall bear Interest from its date of issue at the rate of 5.18 % per annum, until the Maturity Consideration for such Second Series Notes is paid or duly made available for payment. Interest payments in respect of the Second Series Notes shall equal the amount of Interest accrued from and including the immediately preceding Interest Payment Date in respect of which Interest has been paid or duly made available for payment (or from and including the date of issue, if no Interest has been paid with respect to the applicable Second Series Note) to but excluding the related Interest Payment Date or the Stated Maturity (as specified in the applicable Second Series Note), as the case may be.
          Interest shall be payable semi-annually in arrears on each date specified in the Second Series Notes on which an instalment of Interest is due and payable and on the Stated Maturity. Unless otherwise specified in the Second Series Notes, the first payment of Interest on any Second Series Note originally issued between a Regular Record Date and the related Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the holder on such next succeeding Record Date.
          The Interest Payment Dates for the Second Series Notes shall be specified in the applicable Second Series Notes. If any Interest Payment Date or the Stated Maturity of the Second Series Notes falls on a day that is not a Business Day, the required payment of Maturity Consideration, Interest and Additional Amounts and other amounts payable under Section 10.4 of the Indenture will be made on the next succeeding Business Day as if made on the date such payment was due, and no Interest shall accrue on such payment for the period from and after such Interest Payment Date or the Stated Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.
          Interest on any Second Series Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall, if so provided in such Second Series Note, be paid to the Person in whose name that Second Series Note (or one or more Predecessor

Securities) is registered as of the close of business on the Regular Record Date for such Interest in accordance with Section 3.7 of the Indenture.
          Subject to the provisions of Sections 3.7 and 3.8 of the Indenture, each Second Series Note delivered under this supplemental indenture upon registration of transfer of or in exchange for or in lieu of any other Second Series Note shall carry the rights to Interest accrued and unpaid, and to accrue, which were carried by such other Second Series Note.
ARTICLE 4
GUARANTEE, EXECUTION AND FORMAL DATE
4.1 Guarantee
     The Guarantor hereby acknowledges and confirms that the Guarantee continues to be in full force and effect, without abrogation, impairment or limitation, and that nothing contained in this supplemental indenture shall in any way operate or be construed as a reduction or discharge of the Guarantee or effect novation. The Guarantor hereby reaffirms (a) the covenants and agreements made by the Guarantor contained in the Indenture and Guarantee, (b), its guarantee of payment and performance of the obligations of the Issuer under the Indenture pursuant to the Guarantee, in each case, as such covenants, agreements and other provisions may be modified by this supplemental indenture.
4.2 Execution
     This supplemental indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.
4.3 Formal Date and Applicable Law
     For the purpose of convenience this supplemental indenture may be referred to as bearing the formal date of August 16, 2006, irrespective of the actual date of execution hereof. This supplemental indenture shall be governed by the laws of Québec and the laws of Canada applicable therein.
(Signature page follows)

     IN WITNESS whereof the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

KIMCO NORTH TRUST III
By:	/s/ Glenn G. Cohen

KIMCO REALTY CORPORATION
By:	/s/ Glenn G. Cohen

BNY TRUST COMPANY OF CANADA
By:	/s/ George A. Brey